The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to 424(b)(5)
Registration No. 333-160631

Preliminary Prospectus Supplement
(To Prospectus dated July 31, 2009)

Subject to Completion. Dated August 4, 2009

10,500,000 Shares

Bowne & Co., Inc.

Common Stock

Bowne & Co., Inc. is offering 10,500,000 shares of common stock to be sold in the offering.

The common stock is listed on the New York Stock Exchange under the symbol “BNE”. The last reported sale price of the common stock on August 3, 2009 was $8.40 per share.

Investing in our common stock involves certain risks. See “Risk Factors” on page S-5 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2008 and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Bowne & Co., Inc.	$	$

To the extent that the underwriter sells more than 10,500,000 shares of common stock, the underwriter has the option to purchase up to an additional 1,575,000 shares from Bowne & Co., Inc. at the initial price to public less the underwriting discount.

The underwriter expects to deliver the shares against payment in New York, New York on               , 2009.

Goldman, Sachs & Co.

Prospectus Supplement dated          , 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our common stock. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of common stock. The accompanying prospectus contains information about our securities generally, some of which does not apply to the common stock covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we provide to you that is required to be filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriter have authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriter are making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references in this prospectus supplement to the “Company”, “we”, “us” and “our” refer to Bowne & Co., Inc. and its subsidiaries.

S-i

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus may be deemed “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act. All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by us in light of our experience and our perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the sections entitled “Risk Factors” in this prospectus supplement and in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is only a summary and does not contain all of the information you should consider before investing in our common stock. You should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, especially the risks of investing in our common stock discussed under ”Risk Factors” in this prospectus supplement, our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q and our consolidated financial statements and notes to those consolidated financial statement incorporated by reference herein, before making an investment decision.

Our Business

We are a global leader in providing business services that help companies produce and manage their shareholder, investor, marketing and business communications. These communications include, but are not limited to, regulatory and compliance documents; personalized financial statements; enrollment kits; and sales and marketing collateral. Our services span the entire document life cycle and involve both electronic and printed media. We help clients create, edit and compose their documents; manage the content; translate the documents when necessary; personalize the documents; prepare the documents for submission to regulatory bodies and in many cases perform the filing; and print and distribute the documents, both through the mail and electronically.

Bowne operates as one business segment, and provides a full range of services that generally fall into four categories: capital markets services, shareholder reporting services, marketing communications and commercial printing.

Capital Markets Services

Capital markets services includes a comprehensive array of solutions to create, manage, translate, file and distribute shareholder and investor-related documents. Bowne provides these services to our clients in connection with capital market transactions, such as equity and debt issuances and mergers and acquisitions. The Company’s capital markets services apply to registration statements, prospectuses, bankruptcy solicitation materials, special proxy statements, offering circulars, tender offer materials and other documents related to corporate financings, acquisitions and mergers. We also offer Bowne Virtual Dataroomtm (“VDR”), a hosted online data room capability that provides a secure and convenient means for clients to permit due diligence of documents in connection with securities offerings, mergers and acquisitions and other corporate transactions. This service is offered through an alliance with BMC Group Inc., an information management and technology service provider to corporate, legal and financial professionals. During 2008, we rolled out a major expansion of our virtual data room offering with enhanced product features and an expanded sales force. Historically, capital markets transactional services have been the single largest contributor to Bowne’s total revenue and in 2008, represented approximately 25% of our total revenue.

Shareholder Reporting Services

Shareholder reporting services include compliance reporting, investment management services and translation services. Bowne provides services to public corporations in connection with their compliance obligations to produce, file and deliver periodic and other reports under applicable laws and regulations, which we call “compliance reporting services”.

Bowne’s compliance reporting services apply to annual and interim reports, as well as regular proxy materials and other periodic reports that public companies are required to file with the SEC or other regulatory bodies around the world. Bowne is a leading filing agent for EDGAR, the SEC’s electronic filing system. We provide both full-service and self-service filing options, the latter through Internet-based filing products: BowneFile16®, 8-K Expresstm, and 6-K Expresstm. In 2006, we

expanded our compliance service offerings to include Pure Compliancetm, an EDGAR-only filing service that offers clients a balance of fixed pricing, rapid turnaround, and high quality HTML output to meet their regulatory filing requirements. In 2007, we launched our electronic proxy service, Bowne ePodtm, which assists public companies in responding to the SEC’s rule enabling issuers to furnish proxy materials to shareholders through an electronic Notice and Access delivery model; and in 2008, we launched Bowne Compliance Driversm, an automated financial statement reporting tool, through a strategic alliance with Clarity Systems, Inc.

Bowne is an active member of XBRL International, a not-for-profit steering group of over 500 firms dedicated to the development and advancement of XBRL. In December 2008, the SEC issued a final ruling that requires companies to submit financial disclosures in XBRL beginning June 2009. We have developed flexible XBRL solutions that are designed to alleviate potential disruption and provide companies with individualized services that best meet their organization’s unique needs. Clients have the option of choosing from among different levels of service: full service XBRL tagging and reporting, tagging consultation support and “do-it-yourself” tagging. Our capabilities also allow clients to technically validate their XBRL documents using the Bowne Interactive XBRL Viewertm and to update XBRL documents created using a prior version of the US GAAP (generally accepted accounting principles) taxonomies with the new versions that the SEC releases periodically, including the 2009 version, which was released in April 2009.

Investment management services apply to regulatory and shareholder communications such as annual or interim reports, prospectuses, information statements and marketing-related documents. We offer Customized Investor Books, which allow investment managers to tailor the information they provide to each of their individual shareholders and contract holders, reducing costs and waste, and creating a better customer experience.

In addition, we provide customized translation services to financial, legal, advertising, consulting and corporate communications professionals. Our translation services can be integrated into other phases of the document life cycle, allowing clients to make edits online and instantly create multi-lingual proofs through an automated process, minimizing disruption to their internal workflows.

Marketing Communications

Marketing communications comprise a portfolio of services to create, manage and distribute personalized communications, including financial statements, enrollment kits and sales and marketing collateral, to help companies communicate more effectively with their customers. Bowne provides these services primarily to the financial services, commercial banking, health care, insurance, gaming, and travel and leisure industries.

The marketing communications services offered by Bowne leverage advanced database management technology, coupled with high-speed digital printing, to help clients reach their customers with targeted, customized and personalized communications. Using a model that begins with extensive consultation to ascertain clients’ communications challenges, Bowne delivers quality technology-based applications that integrate document creation, content management, digital printing, and electronic and physical delivery.

Bowne has developed unique technology solutions that provide the framework to customize each document to meet a client’s and its customers’ unique needs, while maintaining the controls and standards to ensure each personalized communication produced and delivered on the client’s behalf is consistently accurate and of the highest quality.

Clients are afforded web-based tools to edit and manage their document content repository or database and order documents for delivery from their desktops. An extensive library of the client’s documents can be edited in real-time by the client’s sales, marketing and legal professionals, and extensive business logic provides for automated customization and personalization of each document based on each customer’s unique profile information and needs. Digital technology supports our flexible production and distribution methods, and automated controls throughout the system that are supported by bar code technology provide for speed, quality and extensive audit capabilities, as a unique document can be tracked anywhere in the system.

With the ability to provide personalized and targeted communications, rather than conventionally printed generic information, clients are able to achieve higher returns on their marketing dollars and reduce waste. Because we integrate our systems with those of our clients, these services tend to involve longer-term relationships. The primary clients for these services include mutual funds, stock brokerage firms, defined contribution providers, investment banks, insurance companies, commercial banks, health care providers, and educational services.

Commercial Printing

Bowne also provides commercial printing, which consists of annual reports, sales and marketing literature, point of purchase materials, research reports, newsletters and other custom-printed matter.

Our principal executive offices are located at 55 Water Street, New York, New York 10041, and our telephone number is (212) 658-5500. We maintain a website at www.bowne.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement.

THE OFFERING

Common stock offered by us	10,500,000 shares of common stock

Common stock to be outstanding after this offering(1)	38,280,962 shares of common stock

Underwriter’s option to purchase additional shares from us	1,575,000 shares of common stock

Use of proceeds	We intend to use the net proceeds from the sale of our common stock in this offering to repay our term loans in their entirety and expect to use any remaining proceeds to repay borrowings under our revolving credit facility.

New York Stock Exchange symbol	“BNE”

(1)	The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding at June 30, 2009.

Unless we specifically state otherwise, the information in this prospectus supplement:

•	does not take into account the sale of up to 1,575,000 shares of common stock that the underwriter has the option to purchase from us;

•	excludes 2,770,035 shares of common stock issuable upon exercise of outstanding options and the payment and conversion of outstanding full-share stock awards at June 30, 2009; and

•	excludes future stock dividends.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making a decision to invest in the common stock, you should carefully consider the following:

•	the risk factors described below and those contained in the documents incorporated by reference in this prospectus supplement; and

•	the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

Risks Related to Our Common Stock

We Recently Began Paying Dividends to Holders of Our Common Stock in Shares of Common Stock Rather than in Cash and May Continue to Do So in the Future.

Beginning in 2009, our board of directors ceased paying cash dividends to holders of our common stock in order to preserve the Company’s liquidity. In addition, negative covenants in our credit facility restrict our ability to pay such cash dividends during the time when the $7 million tranche of our term loan is outstanding and thereafter limit the amount of cash dividends we can pay and in certain cases require us to meet certain financial tests before cash dividends can be paid. We cannot assure you that we will pay any dividends on our common stock in the foreseeable future. Dividend determinations (including the size of our quarterly dividend and whether future dividends will be paid in stock or cash) will depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our board of directors may deem relevant.

Future Sales of Substantial Amounts of Our Common Stock Could Affect the Market Price of Our Common Stock.

Future sales of substantial amounts of our common stock, or securities convertible or exchangeable into shares of our common stock, into the public market, including shares of common stock issued upon exercise of options or warrants or conversion of the preferred stock, or perceptions that those sales and/or conversions could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

Our Issuance of Additional Common Stock or Preferred Stock May Cause Our Common Stock Price to Decline, Which May Negatively Impact Your Investment.

Issuances of substantial numbers of additional shares of our common stock or preferred stock, including in connection with future acquisitions, if any, or the perception that such issuances could occur, may cause prevailing market prices for our common stock to decline, which may negatively impact your investment. In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock or our preferred stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease.

Our Stock Price Has Been and Could Remain Volatile.

The market price for our common stock has been and may continue to be volatile. As the price of our common stock on the New York Stock Exchange constantly changes, it is impossible to predict whether the price of our common stock will rise or fall. Trading prices of our common stock will be influenced by our financial condition, operating results and prospects and by economic, financial and other factors, such as prevailing interest rates, interest rate volatility and changes in our industry and competitors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of common stock by us in the market could affect the price of shares of our common stock.

USE OF PROCEEDS

We estimate the net proceeds from the sale of common stock in this offering, based on an assumed public offering price of $8.40 per share (the last reported sale price of our common stock on the New York Stock Exchange on August 3, 2009), after deducting underwriting discounts and estimated offering expenses, will be approximately $82.7 million (or approximately $95.2 million if the underwriter exercises its option to purchase additional shares in full). We intend to use the net proceeds from the sale of our common stock in this offering to repay our term loans in their entirety and expect to use any remaining proceeds to repay borrowings under our revolving credit facility. Our term loans are comprised of a $20.0 million term loan and a $7.0 million term loan. The term loans require quarterly amortization payments, which commenced on June 30, 2009. The $20.0 million term loan amortizes in quarterly installments of approximately $1.7 million through March 31, 2011 with a payment of approximately $6.7 million due at maturity in May 2011. The $7.0 million term loan amortizes in quarterly installments of approximately $1.2 million over 18 months from June 2009. The term loans have an interest rate based on the London InterBank Offered Rate, or LIBOR, plus 4.25% in the case of Eurodollar loans or a base rate plus 3.25% in the case of Base Rate loans. There was approximately $24.2 million outstanding under the term loans as of June 30, 2009. Our revolving credit facility has an interest rate based on LIBOR plus 4.00% in the case of Eurodollar loans or a base rate plus 3.00% in the case of Base Rate loans. As of June 30, 2009, we had approximately $79.4 million outstanding under the revolving credit facility, which expires in May 2011.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization at June 30, 2009:

•	on an actual basis; and

•	on an as adjusted basis giving effect to the completion of this offering and the anticipated use of proceeds, which is estimated using the last reported sale price of the common stock on August 3, 2009 of $8.40.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our amended annual report on Form 10-K/A for the year ended December 31, 2008, our amended quarterly report on Form 10-Q/A for the quarter ended March 31, 2009, and our quarterly report on Form 10-Q for the quarter ended June 30, 2009, which are incorporated by reference in this prospectus supplement.

	As of June 30, 2009
	Actual	As Adjusted
	(In thousands, except share data)

Cash and cash equivalents	$13,500	$13,500

Long-term debt (including current portion):
Term loan	$24,167	$—
Revolving credit facility	79,417	20,884
Convertible subordinated debentures	7,696	7,696
Capital lease obligations	1,837	1,837

Total debt	113,117	30,417
Common stock, par value $0.01 per share; 60,000,000 shares authorized; issued 43,995,660 shares and outstanding 27,780,962 shares, net of treasury shares of 16,214,698 (actual), and issued 43,995,660 shares and outstanding 38,280,962 shares, net of treasury shares of 5,714,698 (as adjusted)	440	440
Treasury stock, at cost 16,214,698 shares (actual) and 5,714,698 shares (as adjusted)	(216,208)	(76,243)
Additional paid-in capital	123,618	66,353
Accumulated other comprehensive loss	(16,421)	(16,421)
Retained earnings	307,635	307,635

Total stockholders’ equity	199,064	281,764
Total capitalization	$312,181	$312,181

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to a non-U.S. holder that is subject to special treatment under the United States federal income tax laws (including if a non-U.S. holder is a United States expatriate, “controlled foreign corporation”, “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure a prospective holder that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisors.

Each prospective purchaser of our common stock should consult its own tax advisors concerning the particular United States federal income and estate tax consequences to such purchaser of the ownership of the common stock, as well as the consequences to such purchaser arising under the laws of any other taxing jurisdiction.

Dividends

We expect that stock dividends that are received by a non-U.S. holder as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income or withholding tax.

Cash dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, cash dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for cash dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

The Company and Goldman, Sachs & Co., the underwriter, have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase 10,500,000 shares.

The underwriter is committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriter sells more than 10,500,000 shares, the underwriter has an option to buy up to an additional 1,575,000 shares from the Company. The underwriter may exercise that option for 30 days.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

Paid by the Company

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Shares sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $      per share from the public offering price. If all the shares are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The Company and its executive officers and directors have agreed with the underwriter, subject to certain exceptions, not to pledge, dispose of or hedge any of their shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the underwriter. This agreement does not apply to any existing employee benefit plans.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares from the Company in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option granted to it. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell shares covered by this prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of common stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of common stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The Company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $0.9 million, all of which will be paid by the Company.

The Company has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York and for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule of Bowne & Co., Inc. and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the accompanying prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The audit report on the consolidated financial statements and related financial statement schedule refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, as of January 1, 2007 and Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”, as of January 1, 2008. As further discussed in the audit report dated March 16, 2009, except for Note 21, which is as of July 16, 2009, the Company retrospectively adopted Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” and accordingly, adjusted the previously issued consolidated balance sheets as of December 31, 2008 and 2007 and related statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http:/www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus supplement forms a part, and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement (other than in each case unless otherwise indicated, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended on July 31, 2009, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, as amended on July 31, 2009, and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009;

(b)     Our Current Reports on Form 8-K filed on January 28, 2009, February 6, 2009, March 11, 2009, March 19, 2009 (including Item 8.01), April 2, 2009, June 19, 2009 and July 16, 2009 (which information has been superseded by the amended 10-K referred to in (a) above); and

(c)     The description of our common stock contained in our Registration Statement on Form 8-A/A filed pursuant to Section 12 of the Exchange Act on June 25, 1998, as amended on May 27, 1999 and June 15, 1999.

You may request a copy of these filings at no cost, by writing or telephoning:

Investor Relations
Bowne & Co., Inc.
55 Water Street
New York, New York 10041
Telephone: (212) 658-5500

The accompanying prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. Neither this prospectus supplement nor the accompanying prospectus contains all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at www.bowne.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other report or filing filed with the SEC. Our statements in this prospectus supplement about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

Prospectus

$150,000,000

Bowne & Co., Inc.

Common Stock
Preferred Stock
Debt Securities
Warrants
Depositary Shares
Units

From time to time, we may offer up to $150,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants. Such securities may be offered and sold by us in one or more offerings with a total aggregate principal amount or initial purchase price not to exceed $150,000,000.

This prospectus provides a general description of these securities. We will provide specific information and the terms of the securities being offered in supplements to this prospectus. The supplements may also add, update or change information in this prospectus. Please read this prospectus and any prospectus supplements together with any documents incorporated by reference carefully before investing. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “BNE.” On July 29, 2009, the last reported sale price for our common stock on the New York Stock Exchange was $7.77 per share.

Our principal executive offices are located at 55 Water Street, New York, New York 10041, and our telephone number is (212) 658-5500.

We may offer these securities directly to investors, through underwriters, dealers or agents, on a continuous or delayed basis. See “Plan of Distribution.” Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

Investing in our securities involves risks that you should consider and that are described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus or any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, offer shares of our common stock, preferred stock, either separately or represented by depositary shares, or warrants to purchase any of such securities, either individually or in units, or various series of debt securities, in one or more offerings, up to a total initial issuance amount of $150,000,000.

This prospectus provides you with a general description of the securities we may offer. The specific terms of any securities to be offered will be described in a prospectus supplement. Any prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “we,” “us” and “our” refer to Bowne & Co., Inc. and its subsidiaries.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement, the registration statement and any other free writing prospectus authorized by us to be provided to you. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

BOWNE & CO., INC.

We are a global leader in providing business services that help companies produce and manage their shareholder, investor, marketing and business communications. These communications include, but are not limited to, regulatory and compliance documents; personalized financial statements; enrollment kits; and sales and marketing collateral. Our services span the entire document life cycle and involve both electronic and printed media. We help clients create, edit and compose their documents; manage the content; translate the documents when necessary; personalize the documents; prepare the documents for submission to regulatory bodies and in many cases perform the filing; and print and distribute the documents, both through the mail and electronically.

Bowne operates as one business segment, and provides a full range of services that generally fall into four categories: capital markets services, shareholder reporting services, marketing communications and commercial printing.

Capital markets services

Capital markets services includes a comprehensive array of solutions to create, manage, translate, file and distribute shareholder and investor-related documents. Bowne provides these services to our clients in connection with capital market transactions, such as equity and debt issuances and mergers and acquisitions. The Company’s capital markets services apply to registration statements, prospectuses, bankruptcy solicitation materials, special proxy statements, offering circulars, tender offer materials and other documents related to corporate financings, acquisitions and mergers. We also offer Bowne Virtual Dataroomtm, (“VDR”) a hosted online data room capability that provides a secure and convenient means for clients to permit due diligence of documents in connection with securities offerings, mergers and acquisitions and other corporate transactions. This service is offered through an alliance with BMC Group Inc., an information management and technology service provider to corporate, legal and financial professionals. During 2008, we rolled out a major expansion of our virtual data room offering with enhanced product features and an expanded sales force. Historically, capital markets transactional services have been the single largest contributor to Bowne’s total revenue and in 2008, represented approximately 25% of our total revenue.

Shareholder reporting services

Shareholder reporting services include compliance reporting, investment management services and translation services. Bowne provides services to public corporations in connection with their compliance obligations to produce, file and deliver periodic and other reports under applicable laws and regulations, which we call “compliance reporting services.”

Bowne’s compliance reporting services apply to annual and interim reports, as well as regular proxy materials and other periodic reports that public companies are required to file with the Securities and Exchange Commission (“SEC”) or other regulatory bodies around the world. Bowne is a leading filing agent for EDGAR, the SEC’s electronic filing system. We provide both full-service and self-service filing options, the latter through Internet-based filing products: BowneFile16®, 8-K Expresstm, and 6-K Expresstm. In 2006, we expanded our compliance service offerings to include Pure Compliancetm, an EDGAR-only filing service that offers clients a balance of fixed pricing, rapid turnaround, and high quality HTML output to meet their regulatory filing requirements. In 2007, we launched our electronic proxy service, Bowne ePodtm, which assists public companies in responding to the SEC’s rule enabling issuers to furnish proxy materials to shareholders through an electronic Notice and Access delivery model; and in 2008, we launched Bowne Compliance Driversm, an automated financial statement reporting tool, through a strategic alliance with Clarity Systems, Inc.

Bowne is an active member of XBRL International, a not-for-profit steering group of over 500 firms dedicated to the development and advancement of XBRL. In December 2008, the SEC issued a final ruling that requires companies to submit financial disclosures in XBRL beginning June 2009. We have developed flexible XBRL solutions that are designed to alleviate potential disruption and provide companies with individualized services that best meet their organization’s unique needs. Clients have the option of choosing from among different levels of service: full service XBRL tagging and reporting, tagging consultation support and “do-it-yourself” tagging. Our capabilities also allow clients to technically validate their XBRL documents using the Bowne Interactive XBRL Viewertm and to update XBRL documents created using a prior version of the US GAAP (generally accepted accounting principles) taxonomies with the new versions that the SEC releases periodically, including the 2009 version, which was released in April 2009.

Investment management services apply to regulatory and shareholder communications such as annual or interim reports, prospectuses, information statements and marketing-related documents. We offer Customized Investor Books, which allow investment managers to tailor the information they provide to each of their individual shareholders and contract holders, reducing costs and waste, and creating a better customer experience.

In addition, we provide customized translation services to financial, legal, advertising, consulting and corporate communications professionals. Our translation services can be integrated into other phases of the document life cycle, allowing clients to make edits online and instantly create multi-lingual proofs through an automated process, minimizing disruption to their internal workflows.

Marketing communications

Marketing communications comprise a portfolio of services to create, manage and distribute personalized communications, including financial statements, enrollment kits and sales and marketing collateral, to help companies communicate more effectively with their customers. Bowne provides these services primarily to the financial services, commercial banking, health care, insurance, gaming, and travel and leisure industries.

The marketing communications services offered by Bowne leverage advanced database management technology, coupled with high-speed digital printing, to help clients reach their customers with targeted, customized and personalized communications. Using a model that begins with extensive consultation to ascertain clients’ communications challenges, Bowne delivers quality technology-based applications that integrate document creation, content management, digital printing, and electronic and physical delivery.

Bowne has developed unique technology solutions that provide the framework to customize each document to meet a client’s and their customers’ unique needs, while maintaining the controls and standards to ensure each personalized communication produced and delivered on the client’s behalf is consistently accurate and of the highest quality.

Clients are afforded web-based tools to edit and manage their document content repository or database and order documents for delivery from their desktops. An extensive library of the client’s documents can be edited in real-time by the client’s sales, marketing and legal professionals, and extensive business logic provides for automated customization and personalization of each document based on each customer’s unique profile information and needs. Digital technology supports our flexible production and distribution methods, and automated controls throughout the system that are supported by bar code technology provide for speed, quality and extensive audit capabilities, as a unique document can be tracked anywhere in the system.

With the ability to provide personalized and targeted communications, rather than conventionally printed generic information, clients are able to achieve higher returns on their marketing dollars and reduce waste. Because we integrate our systems with those of our clients, these services tend to involve longer-term relationships. The primary clients for these services include mutual funds, stock brokerage firms, defined contribution providers, investment banks, insurance companies, commercial banks, health care providers, and educational services.

Commercial printing

Bowne also provides commercial printing, which consists of annual reports, sales and marketing literature, point of purchase materials, research reports, newsletters and other custom-printed matter.

THE SECURITIES WE MAY OFFER

We may offer shares of our common stock, preferred stock, either separately or represented by depositary shares, or warrants to purchase any of such securities, either individually or in units, or various series of debt securities, with a total value of up to $150,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	Designation or classification;

•	Aggregate principal amount or aggregate offering price;

•	Maturity, if applicable;

•	Original issue discount, if any;

•	Rates and times of payment of interest or dividends, if any;

•	Redemption, conversion, exercise, exchange or sinking fund terms, if any;

•	Ranking;

•	Restrictive covenants, if any;

•	Voting or other rights, if any;

•	Conversion prices, if any; and

•	Material U.S. federal income tax considerations.

The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of the value of your investment.

INCORPORATION BY REFERENCE

The following documents filed with the SEC by Bowne & Co., Inc. (the “Company”) pursuant to the Securities Act of 1933, as amended (the “Securities Act:”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended on July 31, 2009, and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, as amended on July 31, 2009;

•	Our Current Reports on Form 8-K filed on January 28, 2009, February 6, 2009, March 11, 2009, March 19, 2009 (including Item 8.01), April 2, 2009, June 19, 2009 and July 16, 2009 (which information has been superseded by the amended 10-K referred to above); and

•	The description of our common stock contained in our Registration Statement on Form 8-A/A filed pursuant to Section 12 of the Exchange Act on June 25, 1998, as amended on May 27, 1999 and June 15, 1999.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to the registration statement of which this prospectus forms a part indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of the above documents (other than exhibits to such documents) may be obtained upon request without charge upon writing to Bowne & Co., Inc., Attn: Corporate Secretary, 55 Water Street, New York, New York 10041.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement or the exhibits which are a part of the registration statement. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, the documents incorporated by reference into this prospectus and in any prospectus supplement may be deemed “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act. All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by us in light of our experience and our perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities in the prospectus and any prospectus supplement for general corporate purposes, which could include:

•	Repayment of indebtedness;

•	Working capital;

•	Capital expenditures; and

•	Acquisitions.

We will describe the specific use of proceeds from the sale of the securities in the prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratio of our earnings to our fixed charges for the periods indicated:

								Three Months
	Years Ended December 31,							Ended March 31,
	2008		2007	2006	2005	2004		2009

Ratio of earnings to fixed charges(a)	N/A(b	)	2.71	2.00	1.14	N/A(b	)	N/A(b	)

(a)	For these ratios, “earnings” represents income (loss) before income taxes plus fixed charges and amortization of capitalized interest, less capitalized interest. “Fixed charges” is the sum of interest expense, capitalized interest, amortization of debt discount or premium, amortization of capitalized expenses related to debt, an estimate of the interest component of rent expense and any preferred dividend requirements of consolidated subsidiaries.

(b)	Due to losses during the three months ended March 31, 2009 and the years ended December 31, 2008 and 2004, the ratio of earnings to fixed charges for those periods was less than 1.0. The deficiency of earnings to total fixed charges was approximately $2.6 million, $42.2 million and $6.1 million, respectively, for those periods.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of the shares of our common stock, par value $0.01 per share, and preferred stock, par value $0.01 per share. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our certificate of incorporation and our bylaws as exhibits to the registration statement, of which this prospectus is a part. You should read our certificate of incorporation and our bylaws for additional information before you buy any of our capital stock. See “Where You Can Find More Information.”

Our authorized capital stock consists of 60,000,000 shares of common stock and 1,000,000 shares of preferred stock, issuable in one or more series. As of June 30, 2009 there were 27,780,962 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for distribution. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock that may be issued upon conversion or repurchase of the debentures will be, fully paid and non-assessable.

Preferred Stock

Under our certificate of incorporation, our board of directors is authorized, without further action by the stockholders, to determine the powers, rights and preferences, and the qualifications, limitations or restrictions of the shares of any series, and the number of shares constituting any series.

The issuance of preferred stock could adversely affect the voting power of holders of common stock, which, together with the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation, may have the effect of delaying, deferring or preventing a change in control of our company, which could depress the trading price of the securities being offered by this prospectus.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

Delaware Takeover Statute.  We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s outstanding voting stock.

Charter Documents.  Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our certificate of incorporation:

•	provides for a classified board of directors;

•	provides that directors may be removed only for cause;

•	provides that the board may appoint new directors to fill vacancies or newly created directorships;

•	provides that the authorized number of directors may be changed only by a resolution adopted by a majority of the entire board of directors; and

•	authorizes our board of directors to issue preferred stock, which may have voting rights and, which, if convertible into common stock, could increase the number of shares of common stock outstanding.

Transfer Agent

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt, our senior subordinated debt or our subordinated debt. We refer to the subordinated debt securities and the senior subordinated debt securities together as the subordinated securities. The debt securities we offer will be issued under an indenture between us and The Bank of New York Mellon, as trustee. Debt securities, whether senior, senior subordinated or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount”, or OID, for U.S. federal income tax purposes because of interest payment and other characteristics. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	The title of the series of debt securities;

•	The price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	Any limit on the aggregate principal amount of the series of debt securities;

•	Whether the debt securities rank as senior debt, senior subordinated debt or subordinated debt or any combination thereof, and the terms of any subordination;

•	The terms and conditions, if any, upon which the series of debt securities shall be converted into or exchanged for other securities;

•	Whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

•	The maturity date(s);

•	The rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any currency exchange rate, commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue or the method for determining dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	The manner in which the amounts of payment of principal (including any premium) of or interest, if any, on the series of debt securities will be determined (if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a currency exchange rate, commodity, commodity index, stock exchange index or financial index);

•	The place or places where principal of and interest, if any, on the debt securities will be payable and the method of such payment, if by wire transfer, mail or other means;

•	Provisions related to redemption or early repayment of the debt securities of our option;

•	Our obligation, if any, to redeem or purchase any series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	The authorized denominations;

•	The form of the debt securities and whether the debt securities will be issued in bearer or fully registered form (and if in fully registered form, whether the debt securities will be issuable, in whole or in part, as global debt securities);

•	Any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	Any changes in the trustee for such debt securities;

•	The portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	Any changes in or additions to the covenants applicable to the particular debt securities being issued;

•	Additions to or changes in the Events of Default with respect to the securities and any change in the right of the trustee or the holders to declare the principal and interest, if any, with respect to such securities to be due and payable;

•	The currency of denomination of the debt securities;

•	The designation of the currency, currencies or currency units in which the purchase price for, the principal of and any interest on, such securities will be payable;

•	If payments of principal of or interest, if any, on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	The securities exchange(s) on which the debt securities will be listed, if any;

•	Whether any underwriter(s) will act as market maker(s) for the debt securities;

•	The extent to which a secondary market for the debt securities is expected to develop;

•	Additions to or changes in the provisions relating to covenant defeasance and legal defeasance;

•	Additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	Additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	Any other terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series.

The applicable prospectus supplement will present material U.S. federal income tax considerations for holders of any debt securities, if any, and the securities exchange or quotation system on which any debt securities are to be listed or quoted, if any.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples in excess thereof.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities, including, for example, shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	The conversion or exchange price;

•	The conversion or exchange period;

•	Provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	Events requiring adjustment to the conversion or exchange price; and

•	Provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or lease, transfer or otherwise dispose of all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (1) we will be the continuing entity or (2) successor person to which our assets are transferred is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic or foreign jurisdiction and it expressly assumes our obligations under the debt securities and the indenture. In addition, we must deliver to the trustee an officer’s certificate and opinion of counsel and we cannot complete the transaction unless immediately after completing the transaction, no Event of Default (as defined below) under the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The term “Event of Default,” when used in the indenture with respect to any series of debt securities, unless otherwise indicated, means any of the following:

•	Failure to pay interest for 30 days after the date payment is due and payable;

•	Failure to pay the principal of any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	Failure to make sinking fund payments, if any, when due in respect of that series;

•	Failure to perform other covenants (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series) for 60 days after notice that performance was required;

•	Certain events in bankruptcy, insolvency or reorganization relating to us; or

•	Any other Event of Default provided in the applicable officers’ certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount (or, if the debt securities are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and interest on all of the debt securities of such series to be due and payable immediately. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The holders of not less than a majority in aggregate principal amount of the debt securities of each affected series may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to certain events in our bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount (or, if the debt securities are discount securities, that portion of the principal amount as may be specified in the terms of that series) of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	The holder has previously given to the trustee written notice of default and continuance of such default;

•	The holders of not less than a majority in principal amount of the outstanding debt securities of that series have requested that the trustee institute the action;

•	The requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	The trustee has not instituted the action within 60 days of the request; and

•	The trustee has not received inconsistent direction by the holders of a majority in principal amount of that series of debt securities.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture. In addition, we will be required to notify the trustee in writing upon the occurrence of any such default.

Transfer and Exchange

Unless otherwise stated in the applicable prospectus supplement, each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the subheading “— Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.  You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of and interest, if any, on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System.  Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

We anticipate that the depositary will follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of and interest, if any, on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Discharge, Defeasance and Covenant Defeasance

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities. This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	We may omit to comply with the covenant described under the heading “Consolidation, Merger or Sale” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	Any omission to comply with those covenants will not constitute a default or an Event of Default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	Depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal of and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	Delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.  In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	Secure any debt securities and provide the terms and conditions for the release or substitution of the security;

•	Evidence the assumption by a successor person of our obligations;

•	Add covenants for the protection of the holders of debt securities;

•	Add any additional Events of Default;

•	Cure any ambiguity or correct any inconsistency or defect in the indenture;

•	Add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	Establish the forms or terms of debt securities of any series;

•	Eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

•	Evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee;

•	Make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not materially adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification; and

•	Conform any provision of the indenture, the securities of any series or any related guarantees or security documents to the description of such securities contained in Bowne’s prospectus, prospectus supplement, offering memorandum or similar document with respect to the offering of the securities of such series to the extent that such description was intended to be a verbatim recitation of a provision in the indenture, such securities or any related guarantees or security documents.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series then outstanding and affected, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	Reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	Reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	Reduce the principal or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	Reduce the principal amount of discount securities payable upon acceleration of maturity;

•	Waive a default in the payment of the principal of or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	Make the principal of or interest, if any, on any debt security payable in currency other than that stated in the debt security;

•	Make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest, if any, on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	Waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or interest, if any, on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director of ours or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	The offering price and aggregate number of warrants offered;

•	The currency for which the warrants may be purchased;

•	If applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	If applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	In the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	In the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	The effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	The terms of our rights to redeem or sell the warrants;

•	Any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	The dates on which the right to exercise the warrants will commence and expire;

•	The manner in which the warrant agreements and warrants may be modified;

•	A discussion of any material U.S. federal income tax consequences of holding or exercising the warrants;

•	The terms of the securities issuable upon exercise of the warrants; and

•	Any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After such time on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

The following is a general description of the depositary shares that we may offer from time to time. The particular terms of the depositary shares being offered and the extent to which such general provisions may apply will be set forth in the applicable prospectus supplement.

General

We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of a class of our preferred stock. We will deposit the shares of preferred stock of any series represented by depositary shares with a depositary under a deposit agreement. We will identify the depositary in a prospectus supplement. Subject to the terms of the deposit agreement, the holders of depositary shares will be entitled, in proportion to the fraction of the share of preferred stock represented by such holder’s depositary share, to all of the rights and preferences to which such holder would be entitled if the holder owned the share of preferred stock represented by the depositary share directly (including dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be represented by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of our preferred stock to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Upon request, we will provide the holder with copies of the applicable form of deposit agreement. The depositary shares will be issued in book entry form only.

Dividends and Other Provisions

If the holder is a “record holder” (as defined below) of depositary receipts and we pay a cash dividend or other cash distribution with respect to the preferred stock represented by the depositary share, the depositary will distribute all cash dividends or other cash distributions it receives in respect of the preferred stock represented by the depositary receipts in proportion to the numbers of depositary shares owned by such holder on the record date for that dividend or distribution.

If we make a distribution in a form other than cash, the depositary will distribute the property it receives to the record holders of depositary receipts in an equitable manner, unless the depositary determines that it is not feasible to do so. If the depositary decides it cannot feasibly distribute the property, it may sell the property and distribute the net proceeds from the sale to the record holders. The amount the depositary distributes in any of the foregoing cases may be reduced by any amounts that we or the depositary is required to withhold on account of taxes.

A “record holder” is a person who holds depositary receipts on the record date for any dividend, distribution or other action. The record date for depositary shares will be the same as the record date for the preferred stock represented by those depositary receipts.

Withdrawal of Preferred Stock

If a holder surrenders depositary receipts, the depositary will be required to deliver certificates to such holder evidencing the number of shares of preferred stock represented by those receipts (but only in whole shares). If a holder delivers depositary receipts representing a number of depositary shares that is greater than the number of whole shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the fractional shares.

Redemption of Depositary Shares

If we redeem a series of shares of preferred stock represented by depositary receipts, the depositary will redeem depositary shares from the proceeds it receives after redemption of the preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of shares of preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select shares to be redeemed by lot, pro rata or by any other equitable method it may determine. After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. All rights of the holders of those depositary shares will cease, except the right to receive the redemption price that the holders of the depositary shares were entitled to receive upon redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock

When the depositary receives notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail information contained in the notice to each record holder of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to how such holder would like his or her votes to be exercised. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with each holder’s instructions. We will agree to take all reasonable action that the depositary may deem necessary to enable the depositary to do this. If a holder does not send specific instructions, the depositary will not vote the preferred stock represented by such depositary shares.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder will be entitled, as a record holder of depositary shares, to the fraction of the liquidation preference accorded each applicable share of preferred stock, as has been set forth in a prospectus supplement.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the holders of at least a majority of the depositary shares then outstanding approve the amendment. The deposit agreement will only terminate if:

•	We redeem all outstanding depositary shares; or

•	We make a final distribution in respect of the related preferred stock to which the depositary shares and agreement relate, including in connection with any liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to do so. Additionally, we may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary and the successor accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of at least $50 million.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and issuance of depositary receipts, all withdrawals of preferred stock by owners of the depositary shares and any redemption of the preferred stock. Each holder will pay other transfer and other taxes, governmental charges and other charges expressly provided for in the deposit agreement.

Miscellaneous

The depositary will forward to each holder all reports and communications from us that we are required, or otherwise determine, to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable under the deposit agreement to the holders other than for the depositary’s gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants or contracts for the purchase of common stock, preferred stock and/or debt securities in any combination in such amounts and in such numerous distinct series as we determine. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	The designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	Any provisions of the governing unit agreement that differ from those described below; and

•	Any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	Directly to investors, including through a specific bidding, auction or other process;

•	To investors through agents;

•	Directly to agents;

•	To or through brokers or dealers;

•	To the public through underwriting syndicates led by one or more managing underwriters;

•	To one or more underwriters acting alone for resale to investors or to the public; or

•	Through a combination of any such methods of sale.

We may also in sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	The name or names of any underwriters, dealers or agents;

•	The purchase price of the securities and the proceeds to us from the sale;

•	Any over-allotment options under which the underwriters may purchase additional securities from us;

•	Any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	Any public offering price;

•	Any discounts or concessions allowed or reallowed or paid to dealers; or

•	Any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock of Bowne & Co., Inc., which are listed on the NYSE. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in over-allotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the shares offered hereby.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The consolidated financial statements and financial statement schedule of Bowne & Co., Inc. and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The audit report on the consolidated financial statements and related financial statement schedule refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” as of January 1, 2007 and Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” as of January 1, 2008. As further discussed in the audit report dated March 16, 2009, except for Note 21, which is as of July 16, 2009, the Company retrospectively adopted Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” and, accordingly, adjusted the previously issued consolidated balance sheets as of December 31, 2008 and 2007 and related statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008.

Prospectus Supplement

10,500,000 Shares

Bowne & Co., Inc.

Common Stock

Goldman, Sachs & Co.